Exhibit II

to

Schedule 13G

Joint Filing Agreement

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated February 5, 2016 in connection with their beneficial ownership of Neff Corp.-Class A. Each of Columbia Small Cap Value Fund II, Columbia Small/Mid Cap Value Fund, and Columbia Management Investment Advisers, LLC authorizes Ameriprise Financial, Inc. to execute the Schedule 13G to which this Exhibit is attached and make any necessary amendments thereto.

Ameriprise Financial, Inc.

By:	/s/ Amy Johnson
Amy Johnson
Title:	Senior Vice President and
Chief Operating Officer-Asset Management

Columbia Management Investment Advisers, LLC

By:	/s/ Amy Johnson
Amy Johnson
Title:	Chief Operating Officer and Managing Director

Columbia Small Cap Value Fund II

By:	/s/ Paul Goucher
Name:	Paul Goucher
Title:	Senior Vice President, Chief Legal Officer and Assistant Secretary

Columbia Small/Mid Cap Value Fund

By:	/s/ Paul Goucher
Name:	Paul Goucher
Title:	Senior Vice President, Chief Legal Officer and Assistant Secretary